Exhibit 99.1


FEDDERS REPORTS THIRD QUARTER FISCAL YEAR 2004 RESULTS; FILES FORM 8-K REPORTING AMENDMENT OF PRIOR QUARTER RESULTS


LIBERTY CORNER, New Jersey, U.S.A. - November 1, 2004 - Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, today reported sales of $69.2 million for the third quarter of fiscal year 2004 compared to $78.7 million in the prior fiscal year period. The decline in sales was the result of adverse weather conditions in key North America markets that depressed demand for room air conditioners.

For the third quarter, sales in the HVACR reporting segment were $59.6 million compared to $70.4 million in the prior-year period. Much cooler than normal weather conditions in North America resulted in a very poor retail sales environment which not only prevented in-season sales re-orders, but also resulted in significant customer returns. Partially offsetting the lack of in-season sales of room air conditioners in North America was continued growth in sales of residential central air conditioning products globally and sales of all air conditioning products in Asia.

Sales in the Engineered Products reporting segment also grew during the third quarter to $9.6 million, an increase from sales of $8.3 million in the prior-year period. The sales growth was due to improving market conditions for industrial air cleaners in both Asia and North America.

For the third quarter, consolidated gross profit declined to $7.6 million or 11.0% of sales, compared to $15.5 million or 19.6% of sales in the prior-year period. Gross profit was adversely affected by higher component and raw material costs and unabsorbed manufacturing costs associated with the transfer of production from several US factories to China. Price increases have been announced to offset the increased materials costs.

The operating loss for the third quarter was $10.4 million, compared to a loss of $0.8 million in the prior-year period. Selling, general and administrative expenses increased during the quarter to $18.0 million compared to $16.3 million in the prior-year period due to higher selling expenses as a result of increased sales activity globally and higher warehousing costs to support higher inventory levels, and severance costs.

The net loss for the quarter was $9.7 million compared to a net loss of $3.7 million in the prior-year quarter. Net loss applicable to common stockholders was $10.7 million, or 35 cents diluted loss per share, compared to net loss applicable to common stockholders of $4.0 million in the prior-year quarter, or 13 cents diluted loss per share.

For the nine months ended September 30, 2004, sales were $366.6 million compared to sales of $388.8 million in the prior-year period.

Sales in the HVACR segment declined to $335.5 million compared to $363.9 million in the prior year due to the cold summer in North America, which depressed sales of room air conditioners. Growth in sales of central air conditioners globally and sales of all air conditioning products in Asia helped to offset the decline in sales. Based on a sales agreement the Company entered into with a significant customer for the 2005 season that includes a provision for the temporary return of the customer's unsold inventory of room air conditioners shipped in the second quarter of 2004, with subsequent re-sale of the product to the customer in 2005, the company determined that it will re-state prior quarter sales to reflect end of season returns from its customers. Although the agreement was made in the third quarter, and the products had been purchased and paid for, the company determined that the appropriate accounting treatment is to reflect the sales impact in the prior quarter rather than the third quarter. As a result, the company will amend its previously filed Form 10-Q to reduce sales by $17.9 million. The adjustments between the fiscal 2004 quarters are subject to review by the company's independent auditors. Any adjustments will not impact year-to-date results.

Sales in the Engineered Products segment increased to $31.1 million from $24.9 million in the prior year due to growth in sales of industrial air cleaners globally.

For the nine months, consolidated gross profit was $58.2 million compared to $87.5 million in the prior year.

The net loss for the period was $12.6 million compared to net income of $16.8 million. Net loss applicable to common stockholders was $15.6 million or 51 cents per share compared to net income applicable to common stockholders of $16.2 million or 54 cents per share.




This news release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement.

                                      ###


Contact: Robert Laurent, Jr., (908)604-8686 investorrelations@fedders.com


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FEDDERS CORPORATION
RESULTS FOR THE NINE MONTHS AND THREE MONTHS  ENDED
SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

          NINE MONTHS ENDED (UNAUDITED)                              2004                   2003
                                                                  -----------           ------------


          Net sales                                                 $366,578              $388,770
          Costs and expenses:
          Cost of sales                                              308,364               301,269
          Selling, general and administrative expense                 54,962                49,570
          Restructuring credit (2)                                      (709)                 (115)
          Total costs and expenses                                   362,617               350,724

          Operating income                                             3,961                38,046

          Interest expense, net                                      (14,938)              (14,069)
          Partners' net interest in joint venture results               (170)                  386
          Other income                                                   500                   426
          Debt extinguishment (1)                                     (8,075)                  -

          Net (loss) income before income taxes                      (18,722)               24,789

          Provision (benefit) for income taxes                        (6,097)                8,012

          Net (loss) income                                          (12,625)               16,777

          Preferred stock dividend                                    (3,015)                 (618)

          Net (loss) income applicable to common stockholders        (15,640)               16,159

          Basic/diluted (loss) income per common share:             $  (0.51)             $   0.54

          Weighted average shares outstanding:
            Basic                                                     30,455                29,805
            Diluted                                                   30,455                29,977




          THREE MONTHS ENDED (UNAUDITED)                             2004                   2003
                                                                  -----------           ------------

          Net sales                                                  $69,158               $78,720
          Costs and expenses:
          Cost of sales                                               61,590                63,265
          Selling, general and administrative expense                 17,999                16,325
          Restructuring credit (2)                                         -                  (115)
          Total costs and expenses                                    79,589                79,475

          Operating (loss) income                                    (10,431)                 (755)

          Interest expense, net                                       (4,769)               (4,212)
          Partners' net interest in joint venture results                482                  (743)
          Other (loss) income                                            230                   118

          Net income before income taxes                             (14,488)               (5,592)

          Provision (benefit) for income taxes                        (4,750)               (1,862)


          Net income                                                  (9,738)               (3,730)

          Preferred stock dividend                                    (1,005)                 (222)

          Net (loss) applicable to common stockholders               (10,743)               (3,952)


          Basic/diluted loss per common share:                      $  (0.35)              $ (0.13)


          Weighted average shares outstanding:
            Basic                                                     30,494                29,636
            Diluted                                                   30,494                29,636


          SELECTED BALANCE SHEET ITEMS AS OF
          SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

                                                                      2004                   2003
                                                                   -----------           ------------

          Cash and cash equivalents                                  $23,913               $44,200
          Accounts receivable, net                                    49,960                40,723
          Inventories, net                                           128,579                97,893
          Accounts payable                                            65,021                50,989
          Short-term notes                                            31,632                12,400
          Long-term debt, including current portion                  160,225               164,105

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(1)  The loss was incurred as a result of the early retirement of FNA's outstanding 9 3/8% Senior Subordinated Notes due 2007, issued August 24, 1999 and August 18, 1997.

(2) Credit from 2001 Restructuring for reserves in excess of identified requirements and gain on disposal of assets.